                                                                   EXHIBIT 10.26

                      BARGAIN PURCHASE AND SALE AGREEMENT
                            AND ESCROW INSTRUCTIONS

    THIS BARGAIN PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Agreement"), dated as of February 14, 1997, is by and between SIGNAL BOLSA CORPORATION, a California corporation ("Seller"), and STATE OF CALIFORNIA, acting by and through the STATE LANDS COMMISSION in its capacity as "Land Bank Trustee" under the Kapiloff Land Bank Act (California Public Resources Code SectionSection 8600 et seq.) ("Buyer").

                                    RECITALS

    A. The addresses and telephone numbers of the parties to this Agreement are as follows. Telephone numbers are included for information only:

SELLER:                                                BUYER:

SIGNAL BOLSA CORPORATION                               STATE LANDS COMMISSION
c/o Koll Real Estate Group, Inc.                       100 Howe Avenue, Suite 100-South
4343 Von Karman Avenue                                 Sacramento, California 95825-8202
Newport Beach, California 92660                        Attn: Robert C. Hight
                                                       Tel: (916) 574-1800
                                                       Fax: (916) 574-1810
Attn: Richard M. Ortwein and Raymond J. Pacini
     Tel: (714) 833-3030
     Fax: (714) 261-6550, and

SIGNAL BOLSA CORPORATION
c/o Koll Real Estate Group, Inc.
4400 MacArthur Boulevard, Suite 300
Newport Beach, California 92660
Attn: Lucy Dunn
Tel: (714) 477-0873
Fax: (714) 476-2075

    B. Seller is the owner of approximately 880.21 acres of real property located in Orange County, California, as shown as the "Bolsa Chica Lowlands" and "Bolsa Chica Lowlands Pocket" on the site plan attached hereto as EXHIBIT A (the "Site Plan") and described by a metes and bounds description set forth on EXHIBIT B and incorporated herein by this reference (the "Lowland"), together with any and all water rights and mineral rights associated therewith and owned by Seller, and any and all rights appurtenant thereto (the "Subject Property"). Adjacent to the Lowland, there is an approximately 42-acre parcel of land which is owned by The Fieldstone Company; Seller has no right or option to acquire such Fieldstone property.

    C. The Lowland presently consists of non-wetlands and wetlands of various degrees of quality and quantity, including without limitation, degraded wetlands, severely degraded wetlands, and uplands. The Lowland is subject to oil and gas operations currently operated by CalResources LLC, a subsidiary of Shell Oil Company.

    D. Seller is also the owner of certain real property adjacent to the Subject Property (the "Mesa Property") and real property known as the "Edwards Thumb" area which are generally identified on the Site Plan.

    E. Seller has acquired from the MWD a 8.21 acre portion of MWD's Bolsa Chica mesa and lowland property as generally shown on the Site Plan as the "MWD Property." MWD has transferred to a third

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party certain other lowlands generally shown on the Site Plan as the "MWD
Wetlands Property" to be transferred to a public agency.

    F. Seller is currently seeking all federal, state, local and special district approvals, entitlements and permits required for Seller: (1) to develop the Lowland; (2) to develop the Mesa Property as provided for in the Local Coastal Program approved by the County of Orange ("County") on December 14, 1994 and by the California Coastal Commission on January 11, 1996 ("LCP"), or as otherwise approved by Seller (the "Mesa Development"); and (3) to implement a wetland restoration program (clauses (1), (2) and (3) together, "the "Project"), including without limitation, (i) those approvals, entitlements and permits as more expressly set forth in the Bolsa Chica Development Agreement, County of Orange, between Seller and the County, dated April 18, 1995, a copy of which has been delivered to Buyer (the "Development Agreement"), (ii) those approvals, entitlements and permits set forth in the LCP, and certified by the California Coastal Commission ("Coastal Commission") on July 11, 1996 ("Certified 7/11/96 LCP"), (iii) a Section 404 Clean Water Act Permit and Section 10 Rivers and Harbor Act Permit from the United States Army Corps of Engineers, (iv) United States Fish and Wildlife Service ("USFWS") Endangered Species Act approvals, (v) federal Coastal Zone Management Act approvals, (vi) California Department of Fish and Game ("CDFG") or Fish and Game commission approvals required under the California Endangered Species Act or otherwise, (vii) National Marine Fisheries Service and/or USFWS Endangered Species Act approvals, as appropriate, (viii) State Lands Commission approval of the tidal inlet, and (ix) approval of any required CDFG stream bed alteration agreement and other permits to implement the wetland restoration (together, the "Project Approvals").

    G. An Agreement to Establish a Project for Wetlands Acquisition and Restoration at the Bolsa Chica Lowlands in Orange County, California for the Purpose Among Others; of Compensating for Marine Habitat Losses Incurred by Port Development Landfills Within the Harbor Districts of the Cities of Los Angeles and Long Beach, California, dated October 4, 1996, as amended, among the City of Los Angeles, City of Long Beach, Resources Agency, California Department of Fish and Game, California State Lands Commission, California Coastal Conservancy, U.S. Army Corps of Engineers, National Marine Fisheries Service, NOAA, U.S. Fish and Wildlife Service and Environmental Protection Agency (the "Mitigation Credit Agreement") has been entered into providing for the Ports of Los Angeles and Long Beach to receive appropriate mitigation credits as set forth in the Mitigation Credit Agreement.

    H. Buyer is a governmental entity having among its purposes the acquisition on behalf of the public of open space, scenic and recreational lands. Buyer is exempt from taxation as an "entity" covered in Section 170(c)(1) of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder (the "Code"). Buyer intends to restore portions of the Subject Property as wetlands and is acquiring the Subject Property as Public Trust land for the benefit of the people of California to be held by the State of California in perpetuity for purposes of ecological restoration, preservation, education and observation, scientific study, open space, and fish and wildlife habitat protection.

    I. Seller intends to only sell the Subject Property to Buyer provided that Seller is released by the County and the Coastal Commission of the restoration obligations with respect to the wetlands located within the Lowland, which obligations are set forth under the Development Agreement, the LCP and applicable local, state and federal law ("Restoration Obligations").

    J. Until Buyer acquires the Subject Property, Seller will be continuing to pursue all Project Approvals and that the issuance of any such Project Approvals should not be impaired or otherwise restricted by the provisions of this Agreement.

    K. Seller believes that the purchase price for the Subject Property which is specified in this Agreement is below the fair market value of the Subject Property. Seller intends that the difference between the purchase price and the fair market value shall be a charitable contribution to Buyer. However, Buyer makes no representation as to the tax consequences of the transaction contemplated by this

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Agreement. Seller will obtain independent tax counsel and be solely responsible for compliance with the gift value substantiation requirements of the Code.

    L. Cash, for the "Purchase Price" defined in paragraph 1(a) below will be funded from the Land Bank Fund created under the Kapiloff Land Bank Act (Public Resources Code SectionSection 8600 et seq.). Transactions whereby property is acquired under the Kapiloff Land Bank Act pursuant to Section 8631 of the Public Resources Code, are not subject to either the California Environmental Quality Act or the Subdivision Map Act.

    M. It is intended that after the Closing Date, Seller will request Buyer (a) to issue a Permit (Lease) granting to Seller the right to use "Outer Bolsa Bay," as generally shown on the Site Plan, for drainage from the Mesa Property through storm drains over the areas depicted on EXHIBIT C hereto and (b) to grant to the County of Orange a right of way easement covering approximately a 700-foot long strip, 37 feet in width as depicted on EXHIBIT D hereto, which will be used to widen Warner Avenue at its intersection with the Pacific Coast Highway.

    THE PARTIES AGREE AS FOLLOWS:

    1.  PURCHASE AND SALE OF SUBJECT PROPERTY.

        (a) PURCHASE PRICE. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Subject Property for a purchase price (the "Purchase Price") equal to Twenty Five Million Dollars ($25,000,000.00).

        (b) METHOD OF PAYMENT. The Purchase Price shall be payable by wire transfer of immediately available funds on the Closing Date to the following account:

                             Account Name: Signal Bolsa Corporation
                             Bank: Bank of America
                             San Francisco, CA
                             ABA: 121000358
                             Account: 14586-00781

    2.  Escrow and Closing.

        (a) ESCROW. Immediately upon receipt of this Agreement, fully signed by Buyer and Seller, First American Title Company, 114 East Fifth Street, Santa Ana, California 92702 (the "Escrow Holder") shall open an escrow (the "Escrow") for the purpose of closing Buyer's purchase of the Subject Property on the terms and conditions set forth in this Agreement. Upon the opening of Escrow, Buyer shall deliver to Escrow Holder a deposit of One Hundred Dollars ($100.00) (the "Deposit") in form of Buyer's check.

        (b) SUPPLEMENTAL ESCROW INSTRUCTIONS. Buyer and Seller shall promptly, upon request, provide the Escrow Holder with supplemental escrow instructions, and shall provide that if there is any inconsistency between the terms of this Agreement and such supplemental escrow instructions, the terms of this Agreement shall prevail and control.

        (c) CLOSING. The closing (the "Closing") of Buyer's purchase of the Subject Property shall occur at the time that all the conditions precedent set forth in this Agreement have been satisfied or waived and all of the fully-executed documents and funds described in Sections 2(d), 2(e) and 3(k) and 3(l) have been delivered to Escrow Holder, and on the day the grant deed is recorded with the Orange County Recorder (the "Closing Date"). The Closing shall occur on or before 12:00 noon (PDT) on February 14, 1997 ("Outside Date").

        (d) DOCUMENTS TO BE DELIVERED BY SELLER. Not later than one (1) business day before the anticipated Closing Date, Seller shall deliver to the Escrow
    Holder: (i) a grant deed, in the form attached hereto as EXHIBIT I attached hereto (the "Grant Deed"), duly executed and acknowledged by Seller,

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    conveying all of Seller's right, title and interest in and to the Subject
    Property to Buyer, subject to the reservation by Seller of (A) a nonexclusive easement for drainage purposes from the Mesa Property over that portion of the Lowland as generally shown on the Site Plan, (B) an easement for highway and roadway purposes over that 30 foot portion of the Lowland adjacent to the Pacific Coast Highway as generally shown on the Site Plan, and (C) a temporary construction easement as generally shown on the Site Plan, and (D) slope maintenance easement as generally shown on the Site Plan, (ii) copies of any approvals, licenses, permits, maps, plans or studies (exclusive of any proprietary plans or studies regarding the residential use of the lowland) obtained by Seller in connection with the development, construction or use of the Subject Property which are in Seller's possession, including any approvals from the County and from the Coastal Commission; (iii) an assignment of oil and gas leases, in the form of EXHIBIT E attached hereto ("Recorded Assignment") executed and acknowledged by Seller, and two assignments and two assumption agreements, in the form of EXHIBIT J attached hereto ("Assignment") executed by Seller, relating to those matters identified in EXHIBIT M attached hereto; (iv) two agreements regarding mitigation for roadway widening, in the form of EXHIBIT K attached hereto ("Roadway/Mitigation Agreement"), executed by Seller, which agreement provides the ability of Seller, at its own discretion, to either pay funds for the wetland restoration of approximately twelve (12) acres within the Lowland or undertake such wetland restoration itself, in accordance with the then current approved wetland restoration plan, in order to mitigate for the roadway widening to be done in the Warner Avenue Pond area which is generally shown on the Site Plan; (v) three Cleanup Agreement and Release agreements in the form of EXHIBIT N hereto (the "Cleanup Agreement") executed by Seller and CalResources, LLC; (vi) three copies of the Settlement, Release and Indemnity Agreement (the "Tri-Party Agreement") executed by Seller and Koll Real Estate Group; (vii) a guaranty in the form of EXHIBIT P hereto (the "Guaranty") executed by Koll Real Estate Group; and
    (viii) a Federal Certification of Non-Foreign Status and California Form 590 executed by Seller.

        (e) FUNDS AND DOCUMENTS TO BE DELIVERED BY BUYER. Not later than one (1) business day before the Closing Date, Buyer shall deliver or cause to be delivered to the Escrow Holder: (i) cash or immediately available funds, in the amount equal to the Purchase Price plus any costs or prorations chargeable to Buyer under this Agreement; (ii) the Grant Deed duly executed and acknowledged by Buyer, along with a certificate of acceptance thereto;
    (iii) the Recorded Assignment duly executed and acknowledged by Buyer; (iv) two Assignments duly executed by Buyer; (v) two Roadway/Mitigation Agreements duly executed by Buyer; and (vi) three Cleanup Agreements duly executed by Buyer.

        (f) CLOSE OF ESCROW. On the Closing Date, Escrow Holder will:

            (i) Record the Grant Deed in the Official Records of Orange County.

            (ii) Record the Recorded Assignment in the Official Records of Orange County.

           (iii) Deliver to Seller one fully executed Assignment, Roadway/Mitigation Agreement, Cleanup Agreement and Tri-Party Agreement.

            (iv) Deliver to Buyer one fully executed Assignment, Roadway/Mitigation Agreement Cleanup Agreement, the CalResources Estoppel, the Guaranty, the Federal Certification of Non-Foreign Status and the California Form 590.

            (v) Deliver to CalResources by wire transfer in accordance with instructions to be provided separately the amount of $416,666.50 in payment of an obligation of Seller under the Tri-Party Agreement, and deliver to CalResources at 5060 California Avenue, P.O. Box 11164, Bakersfield, California 93389-1164, Attention: Mr. Richard J. Pautsch, a fully executed Cleanup Agreement, Bilateral Agreement (defined in Section 3(k) below) and Tri-Party Agreement.

            (vi) Deliver to Phillips Petroleum Company by wire transfer in accordance with instructions to be provided separately the amount of $416,666.50.

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           (vii) Deliver to Seller by wire transfer in accordance with Section
       1(b) hereof the Purchase Price, less the amounts paid to CalResources and Phillips Petroleum Company under Section 2(f)(v) and (vi) above, adjusted by deducting Seller's share of closing costs and deducting any net debit or crediting any net credit to Seller's account by reason of prorations.

          (viii) Deliver to Buyer as soon as possible after the Close of Escrow the title policy referenced in Section 6, subject only to the Grant Deed, the Recorded Assignment and the exceptions shown on EXHIBIT H.

            (ix) Deliver to Phillips Petroleum Company at 411 S. Keeler, 12th Floor, Adams Building, Bartlesville, Oklahoma 74004, Attention: Mr. Michael Wofford, one fully executed Bilateral Agreement and Tri-Party Agreement.

            (x) Deliver conformed copies of all of the foregoing documents (except the Bilateral Agreement), including but not limited to this Agreement and any amendments hereto, and a copy of the title policy to Seller's attorney, Howard D. Coleman, Esq., Nossaman, Guthner, Knox & Elliott, LLP 445 South Figueroa Street, 31st Floor, Los Angeles, California 90071-1602.

    3. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to purchase the Subject Property is subject to the occurrence or satisfaction, on or before the date specified in this Agreement or, if no date is specified, then before the Closing, of each of the following conditions precedent, all of which shall be for the benefit of Buyer and may be waived by Buyer in writing. If any of the following conditions has not been satisfied or waived on or before the Closing Date, Buyer may elect to terminate this Agreement and Escrow by delivering written notice to Seller and to Escrow Holder. Effective upon delivery of such notice, this Agreement and Escrow shall be deemed terminated, and thereafter, Seller shall have no obligation to sell the Subject Property to Buyer, and Buyer shall have no interest whatsoever in all or any part of the Subject Property.

        (a) All representations and warranties of Seller set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made at that time.

        (b) Escrow Holder shall be irrevocably committed to issue the title insurance policy described in Section 6 to Buyer.

        (c) Seller shall have delivered into Escrow prior to Closing all of the items referenced in Sections 2(d) and 3(g).

        (d) Seller shall have removed or caused to be removed from the Subject Property at Seller's expense any and all of Seller's fixtures and personal property, unless otherwise agreed to in writing by Buyer.

        (e) Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by Seller on or before the Closing Date.

        (f) The Closing shall have occurred before the Outside Date.

        (g) Seller and Buyer have each delivered to Escrow Holder on or before February 14, 1997 a letter stating that the conditions precedent to the Closing for the benefit of the signatory of each such letter under this Agreement (other than the delivery of any document, letter or funds) have either been satisfied or waived.

        (h) Funds are authorized for use under the Mitigation Credit Agreement with regard to funding the Purchase Price under this Agreement.

        (i) The Coastal Commission has given approval and made the consistency determination for those matters described in Section 10(a) of the Mitigation Credit Agreement.

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        (j) All the events specified in Section 13(a) of the Mitigation Credit
    Agreement shall have timely occurred.

        (k) CalResources LLC shall have delivered to Escrow Holder before the Closing Date an estoppel in the form of EXHIBIT O attached hereto executed by CalResources, and three Cleanup Agreements, three Tri-Party Agreements, and two copies of the Settlement Agreement and Agreement for Releases (the "Bilateral Agreement") all executed by CalResources, Shell Western E&P Inc. and Shell Oil Company.

        (l) Phillips Petroleum Company shall have delivered to Escrow Holder before the Closing three copies of the Tri-Party Agreement and Cleanup Agreement and two copies of the Bilateral Agreement, all executed by Phillips Petroleum Company.

        (m) Seller is not in default under this Agreement.

    4. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to sell the Subject Property is subject to the occurrence or satisfaction, on or before the date specified in this Agreement or, if no date is specified, then before the Closing, of each of the following conditions precedent, all of which shall be for the benefit of Seller and may be waived by Seller in writing. If any of the following conditions has not been satisfied or waived on or before the Closing Date, Seller may elect to terminate this Agreement and Escrow by delivering written notice to Buyer and to Escrow Holder. Effective upon delivery of such notice, this Agreement and Escrow shall be deemed terminated, and thereafter, Seller shall have no obligation to sell the Subject Property to Buyer, and Buyer shall have no interest whatsoever in all or any part of the Subject Property.

        (a) All the events specified in Section 13(a) of the Mitigation Credit Agreement shall have timely occurred and the Coastal Commission has given approval and made the consistency determination for those matters described in Section 10(a) of the Mitigation Credit Agreement.

        (b) All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date, as though made at that time.

        (c) Buyer shall have delivered into Escrow prior to Closing all of the items referenced in Section 2(e).

        (d) Buyer shall have performed, satisfied and complied with in all materials respects all the covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by Buyer on or before the Closing Date.

        (e) The Closing shall have occurred before the Outside Date.

        (f) Seller and Buyer have signed and deposited with Escrow Holder the Assignment and Recorded Assignment required under Sections 2(d)(iii);

        (g) Seller and Buyer have each delivered to Escrow Holder on or before February 14, 1997 a letter stating that the conditions precedent to the Closing for the benefit of the signatory of each such letter under this Agreement (other than the delivery of any document, letter or funds) have either been satisfied or waived; and

        (h) Buyer is not in default under this Agreement.

    5. TITLE. Buyer hereby approves of the title exceptions set forth on EXHIBIT H attached hereto.

    6. TITLE INSURANCE. Seller shall provide to Buyer, at Seller's cost, a CLTA owner's policy of title insurance in the full amount of the Purchase Price insuring that title to the Subject Property is vested in Buyer upon the Closing subject only to the exceptions allowed pursuant to Section 5. Buyer may elect to obtain an ALTA extended coverage owner's policy of title insurance issued to Buyer at the Closing, together with such title endorsements reasonably satisfactory to Buyer. In that case, Buyer shall bear the

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additional premium costs associated therewith, and Buyer shall be responsible for obtaining, at Buyer's sole cost and expense, any survey or other item necessary for issuance of the ALTA policy. In no event shall the Closing be delayed on account of or conditioned upon the issuance of an ALTA policy.

    7.  SELLER'S COVENANTS.

        (a) PRE-CLOSING COVENANTS. Subject to all covenants and requirements under Project Approvals, Seller shall not take any of the following actions prior to the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed: (i) make or allow to be made, extend or allow to be extended any leases, contracts, options or agreements whatsoever affecting the Subject Property, except those which can be terminated on 30 days or less notice; (ii) cause or permit any lien, encumbrance, mortgage, deed of trust, right restriction or easement to be placed upon the Subject Property; PROVIDED, that Seller shall be entitled to take action if Seller removes such lien or encumbrance on or prior to the Closing; (iii) permit any mortgage, deed of trust or other lien to be foreclosed upon due to Seller's actions or omissions, including failure to make a required payment or failure to obtain the consent of a beneficiary under any deed of trust and/or mortgagee, under any mortgage on the Subject Property to enter into this Agreement, if such consent is required under the terms of such deed of trust and/or mortgage; (iv) sell, assign or otherwise transfer to any other party any of the water or mineral rights relating to any portion of the Subject Property; (v) undertake any work or improvements of any kind upon the Subject Property or any portion thereof except for the removal of any of Seller's fixtures or personal property, or (vi) use, produce, treat, store, release, transport or dispose of any hazardous substances on the Subject Property, except as permitted or required by law.

        (b) POST-CLOSING COVENANTS. In order to provide comfort to Buyer that Seller will be able to fulfill its obligations under the Cleanup Agreement ("Seller's Cleanup Obligations"), Seller agrees to provide a reserve (the "Reserve") on its financial statements for Seller's Cleanup Obligations, which Reserve will be maintained until Seller has fulfilled all of Seller's Cleanup Obligations. The amount of the Reserve shall be $700,000.00, which is a good faith estimate of the amount necessary for Seller to fulfill Seller's Cleanup Obligations. The amount of the Reserve is subject to reduction by mutual agreement of Buyer and Seller from time to time as Seller's Cleanup Obligations are more precisely calculated due to (i) a determination in the Ecological Risk Assessment - Confirmatory Sampling that Seller's Cleanup Obligations are less, or (ii) cleanup actually taking place which reduces Seller's Cleanup Obligations. If for any reason the amount calculated by mutual agreement of Seller and Buyer for Seller's Cleanup Obligations is less than the amount in the Reserve, Seller may reduce the Reserve to such lower amount. Under no circumstances is Seller obligated to increase the amount of the Reserve.

    8. SELLER'S REPRESENTATIONS. Seller makes the following representations and warranties in favor of Buyer (whenever any representation or warranty is to the best of Seller's actual knowledge, it refers to only the current actual knowledge of Richard Ortwein, Raymond Pacini, Lucy Dunn, Lawrence Brose or Edward Mountford, without any independent investigation or inquiry, but after inquiry of those consultants identified on attached EXHIBIT L, and the knowledge of other people employed by or connected with Seller cannot be the basis of a breach of any representation or warranty):

        (a) Seller has full power and authority to execute, deliver and carry out the terms of this Agreement and to sell, transfer and convey all right, title and interest in and to the Subject Property in accordance with this Agreement, and Seller has taken all necessary action required by law to authorize the execution, delivery and performance of this Agreement.

        (b) This Agreement has been duly executed and delivered by Seller, and, upon the execution and delivery by Buyer, will constitute the legal, valid and binding obligations of Seller in accordance with its terms.

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        (c) Except such persons or entities as may have the right to use or occupy the Subject Property under the exception(s) set forth on EXHIBIT H attached hereto in the Title Report and then only to the extent of such right, no party other than Seller will be in possession of any portion of the Subject Property at the close of escrow.

        (d) To the best of Seller's actual knowledge, and except as disclosed to Buyer and other than as set forth on EXHIBIT F attached hereto, there is no suit, action, arbitration, legal, administrative or other proceeding or inquiry, including without limitation, condemnation or eminent domain proceedings, pending or threatened against or relating to the Subject Property, or any portion thereof, or pending or threatened against Seller which could affect Seller's title to the Subject Property, or any portion thereof, affect the value of the Subject Property, or any portion thereof, or subject an owner of the Subject Property, or any portion thereof, to liability.

        (e) To the best of Seller's actual knowledge, there are no encumbrances or liens against the Subject Property, including, without limitation, unexpired leases, options, mortgages or deed of trust, other than those set forth on EXHIBIT H attached hereto.

        (f) To the best of Seller's actual knowledge, there are no:

            (i) Intended public improvements or private rights which will result in the creation of any liens upon the Subject Property or any portion thereof, except as required in connection with any of the Project Approvals;

            (ii) Uncured notices which have been served upon Seller from any governmental agency notifying Seller of any violations of law, ordinance, rule or regulation which would affect the Subject Property or any portion thereof;

           (iii) Actual or pending mechanics liens against the Subject Property or any portion thereof other than that certain Mechanic's Lien in favor of Penhall Company which will be removed by Seller prior to or concurrent with the Closing; or

            (iv) Except as disclosed to Buyer in writing or other information Buyer has obtained, Seller has not received any notice or other information giving Seller reason to believe that any conditions existing on the Subject Property or in the vicinity of the Subject Property or in ground or surface waters associated with the Subject Property may have a material effect on the value of the Subject Property or subject the owner of the Subject Property to potential liabilities under Environmental Laws.

        (g) Seller is not a "foreign person," and Seller is a "United States Person" pursuant to Section 7701(a)(30) of the Internal Revenue Code.

        (h) Neither the execution of this Agreement nor Seller's performance under this Agreement shall constitute a breach or default under any agreement to which Seller is bound and/or to which the Subject Property is subject, including any deed of trust and/or mortgage.

        (i) To the best of Seller's actual knowledge and subject to those litigation matters listed on EXHIBIT F attached hereto, no violations exist with respect to the Subject Property or any of its improvements of any building code, ordinance, statute, regulation or administrative or judicial order or holding.

        (j) To the best of Seller's actual knowledge, except as disclosed in writing to Buyer from Seller or other written information gathered by Buyer (including but not limited to the Phase II Environment Assessment for Bolsa Chica Lowland and Pocket Area currently being undertaken by Tetra Tech, Inc.), there are no hazardous substances on or under the Property.

        (k) Seller hereby makes those disclosures set forth in EXHIBIT G attached hereto.

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
        (l) Except for the items listed in EXHIBITS H AND M, there are no leases, subleases, licenses, occupancy agreements, options or other agreements or arrangements, written or oral, entered into by or binding upon Seller granting to any person or entity the right to use, occupy or purchase the Subject Property or any water or mineral right associated therewith. To the best of Seller's actual knowledge, the items identified in EXHIBIT M are in full force and effect and no event of default presently exists thereunder and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default by any party thereunder (exclusive of the notice provisions relating to the timing and abandonment of wells and equipment, all as provided in the Bolsa Surface Use Agreement, as amended, and the supplemental letter agreements, all of which are identified in EXHIBIT M).

    9.  BUYER'S REPRESENTATIONS AND COVENANTS.

        (a) Buyer makes the following representations and warranties in favor of Seller (whenever any representation or warranty is to the best of Buyer's actual knowledge, it refers to only the current actual knowledge of Robert
    C. Hight, Frederick Ludlow and Curtis Fossum, without any independent investigation or inquiry and the knowledge of other people employed by or connected with Buyer cannot be the basis of a breach of any representation or warranty):

            (i) Buyer has full power and authority to execute, deliver and carry out the terms of this Agreement, and Buyer has taken all necessary action required by law to authorize the execution, delivery and performance of this Agreement.

            (ii) This Agreement has been duly executed and delivered by Buyer, and, upon the execution and delivery by Seller, will constitute the legal, valid and binding obligations of Buyer in accordance with its terms.

           (iii) To the best of Buyer's actual knowledge, there is no suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against or relating to Buyer which could affect Buyer's ability to perform its obligations under this Agreement.

            (iv) Neither the execution of this Agreement nor Buyer's performance under this Agreement shall constitute a breach or default under any agreement to which Buyer is bound.

        (b) Provided that Buyer obtains title to the MWD Wetlands Property as shown on Exhibit A hereto, Buyer agrees to use its best efforts to include restoration of the "Bolsa Chica Lowlands Pocket" (as generally shown on the Site Plan) in the first phase of the restoration project consistent with the County of Orange's Wetland Restoration Plan or other wetland restoration plan approved by Seller, subject to compliance with NEPA/CEQA procedural requirements. To the extent funds are available for use from the Mesa Conservation Fund, the Buyer shall use its best efforts to first use such funds for the restoration of said "pocket." The covenants contained in this
    Section 9(b) shall survive the Closing.

        (c) Buyer hereby agrees prior to the earlier of February 14, 1997 or the Closing, to take no action the purpose of which is to cause the Certified 7/11/96 LCP to lapse or be modified to the detriment of Seller in the event there is no Closing under this Agreement.

        (d) Buyer hereby agrees that promptly after the Closing Date, Buyer will file with the Orange County Assessor a notice of exemption from taxation and a request for cancellation of taxes with respect to the Subject Property.

    10. AS IS, WHERE IS CONDITION. Buyer agrees that, except for Seller's representations and warranties under Article 8 above, (i) it is purchasing the Subject Property on an "AS IS, WHERE IS" basis and based on its own investigation of the Subject Property, (ii) neither Seller nor Seller's employees, agents, brokers, representatives, managers, property managers, asset managers, officers, principals, attorneys or contractors (collectively, "Seller's Representatives") have made any warranty, representation or guarantee, expressed,

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
implied or statutory, written or oral, concerning the Subject Property or any of the products located thereon or therein, and (iii) neither Seller nor Seller's Representatives have made any warranty, representation or guarantee, expressed, implied or statutory, written or oral, pertaining to the Subject Property's compliance with any laws, ordinances, rules or regulations, federal, state or local, and (iv) neither Seller nor Seller's Representatives have made any warranty, representation nor guarantee, expressed, implied or statutory, written or oral, as to any government limitation or restriction, or absence thereof, pertaining to the Subject Property, or as to the presence or absence of any latent defect, subsurface soil condition, environmental condition, hazardous substance, toxic waste or any other matter pertaining to the physical condition (title, mapping, grading, construction, or otherwise) of the Subject Property. In making its decision to purchase the Subject Property, Buyer represents that it has had sufficient opportunity to review, investigate, study and conduct tests on the Subject Property and that it has relied solely upon its investigation of the Subject Property. Except as provided under Article 8 above, all of Seller's and Seller's Representatives' statements, whenever made, are made only as an accommodation to Buyer and are not intended to be relied or acted upon in any manner by Buyer. Buyer and Seller acknowledge that neither of them nor their representatives have made any representation, warranty or covenant regarding the availability of, or amount of, any fee, assessment, or cost relating to the development, construction, occupancy, use or ownership of the Subject Property. Except as provided under Article 8 above, neither Seller nor Seller's Representatives have made any representation, warranty or guarantee as to any land use controls or other laws, rules, and regulations of any governmental agency having jurisdiction applicable to the Subject Property. Nothing in this paragraph 10 shall be deemed a waiver or release of any obligation of Seller set forth in this Agreement, any agreement delivered through Escrow at the Closing, or any other claim Buyer may have against Seller for contribution or otherwise under any environmental or common law.

    11. RISK OF LOSS. All risk of loss shall remain with Seller until the Closing. In the event any of the Subject Property is substantially destroyed or substantially damages after the execution of this Agreement and prior to the Closing, Seller shall give Buyer notice of such destruction or damage as soon as reasonably possible after Seller learns of such damage or destruction. With 10 days after receipt of such notice, Buyer may rescind this Agreement by written notice to Seller in which case Buyer shall have no obligation to purchase the Subject Property.

    12. CONDEMNATION. In the event of the taking of all or any part of the Subject Property by eminent domain proceedings, or the commencement of such proceedings prior to Buyer's purchase of the Subject Property, Buyer shall (a) proceed to close with the Purchase Price reduced by the total amount of any awards or other proceeds received or to be received by Seller as a result of such proceedings, or (b) proceed to close with an assignment by Seller of all Seller's right, title and interest in and to any and all such awards and proceeds or (c) if the taking is material in the sole discretion of Buyer, terminate this Agreement by giving written notice to Seller which notice shall be given within 30 days after being informed of such proceeding. Seller shall notify Buyer in writing of any eminent domain proceedings affecting the Subject Property within five (5) days after Seller learns of such proceedings. Notwithstanding anything herein to the contrary, in the event there is a condemnation action filed and in the event Seller reasonably determines that as a result of such condemnation action, its rights under the Certified 7/11/96 LCP will be detrimentally impacted, Seller shall have the right to terminate this Agreement upon notice to Buyer.

    13. PRORATIONS AND FEES. Real property taxes, including assessments, on the Subject Property shall be prorated as of the Closing based upon the latest available tax bills. Seller shall pay the following closing costs: all of the escrow fees, documentary taxes or real property transfer taxes (if any) and the CLTA portion of the title insurance fees. Buyer shall pay the balance of the title insurance fees if Buyer elects an ALTA policy.

    14. BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants made in this Agreement by each of Buyer and Seller based on the individuals designated for such representations and warranties are material and are relied upon by the party to whom such representations, warranties and covenants are being made. Buyer acknowledges that Seller's representations contained herein do not relieve Buyer from exercising reasonable due diligence with respect to Buyer's intended use of and the conditions to the Subject Property. All representations and warranties shall be deemed to have been made as of the Closing and shall survive the Closing for a one-year period immediately following the Closing. Subject to the prior sentence, a party's liability or obligation under any representation or warranty is conditioned upon that party's receipt of written notification of claim within 30 days after the date the other party or its agents know of the matter which is the subject of the claim. A party's representation or warranty shall be of no effect to the extent that the other party had knowledge at the time of the close of Escrow that such representation or warranty was untrue or inaccurate. A party may only maintain an action for a breach of the other party's representations and warranties contained in this Agreement if the first party is not then in material default under this Agreement. Upon the Closing, if either party requests, the other party shall deliver to the requesting party a certificate in a form satisfactory to the requesting party stating that all representations, warranties and covenants are true and correct as of the Closing.

    If, before the Closing, either party discovers any information or facts that would materially adversely change any representations, warranties and covenants, whether made by that party or not, that party shall immediately give written notice to the other of those facts and information. If any of the representations, warranties and covenants cease to be true before the Closing, as its sole remedy, the party in whose favor the representation, warranty and covenant runs may elect to terminate this Agreement by delivering written notice to the other party within five days after discovering the new information or facts. The failure of the party to deliver such notice within the 5-day period shall constitute the waiver of that party of the right to terminate this Agreement for that reason.

    15. NOTICES. Any notice, demand, approval, consent of other communication required or desired to be given under this Agreement shall be in writing and shall be given in the manner set forth below, addressed to the party to be served at the addresses set forth in Recital A, or at such other address for which that party may have given notice under the provisions of this Section 15. Any notice, demand, approval, consent, or other communication given by (a) overnight common carrier courier service shall be deemed to be given on the business day immediately following the date it was deposited with such common carrier which as been reasonably approved by the parties (Federal Express, UPS and DHL Worldwide Express being deemed approved by the parties), postage prepaid; or (b) delivery in person or by messenger shall be deemed to have been given upon delivery in person or by messenger; or (c) fax shall be deemed given on the date sent if a hard copy is thereafter delivered under Section 15(a) and
(b).

    Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 15, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses set forth in Recital A, or designate additional addresses for purposes of this Section 15 by giving the other party written notice of the new address in the manner set forth above.

    16. AGENTS. Buyer and Seller each warrant and represent to the other that it has not retained, nor is it obligated to, any person for brokerage fees, finder's fees or fees for similar services in connection with the transactions contemplated by this Agreement, and that no commission, finder's fee or other brokerage or agent's compensation can be properly claimed by any person or entity based upon the acts of such party with regard to the transactions which are the subject matter of this Agreement. Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, costs of expert witnesses, court costs and other litigation expenses) arising from or relating to any claim for a commission, fee or other compensation made by any brokers or parties with which Seller has dealt in connection with this Agreement or the transactions contemplated hereby. Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, costs of expert witnesses, court costs and other litigation expenses) arising from or related to any claim for a commission, fee or other compensation made by any brokers or parties with which Buyer has dealt in connection with this Agreement or the transactions contemplated hereto. The provisions of this paragraph 16 shall survive the Closing.

    17. TIME OF THE ESSENCE. Time is of the essence of this Agreement. In the event that any date specified in this Agreement falls on Saturday, Sunday, or a public holiday, such date shall be deemed to be the succeeding day on which the public agencies and major banks are open for business.

    18. BINDING ON SUCCESSORS. This Agreement shall be binding not only upon the parties but also upon their heirs, personal representatives, assigns, and other successors-in-interest.

    19. ADDITIONAL DOCUMENTS. Seller and Buyer agree to execute such additional documents, including escrow instructions, as may be reasonable and necessary to carry out the provisions of this Agreement.

    20. NON-FOREIGN CERTIFICATE. Prior to the Closing, Seller shall execute a Non-Foreign Certificate in the form reasonably approved by Seller and Buyer, and shall deliver such certificate to Buyer. Seller acknowledges that if Seller is unable to certify that it is not a "foreign person," Buyer may be required to withhold a portion of the Purchase Price at the Closing for U.S. income tax purposes.

    21. ENTIRE AGREEMENT--MODIFICATION--NON-WAIVER. This Agreement constitutes the entire agreement between Buyer and Seller pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    22. ASSIGNMENT OF BUYER'S INTEREST. Prior to the Closing, Buyer shall not assign all or any part of its rights, duties, or other interests in this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. It is understood and agreed that notwithstanding the fact that Buyer is executing this Agreement in its capacity as "Land Bank Trustee," Buyer at the Closing will take title in its own name and not in its capacity as Land Bank Trustee.

    23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

    24. SEVERABILITY. Each provision of this Agreement is severable from any and all other provisions of this Agreement. Should any provision(s) of this Agreement be for any reason unenforceable, the balance shall nonetheless be of full force and effect.

    25. SURVIVAL. Subject to paragraph 14, those obligations contained in this Agreement which specifically are to survive the Closing, shall survive the Closing.

    26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California

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
    27. DRAFTING. The parties to this Agreement agree that this Agreement is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other wordage or language of any kind shall not be construed against the drafting party in accordance with California Civil Code Section 1654, and that each such party to this Agreement waives the effect of such statute.

SELLER:                                       BUYER:

SIGNAL BOLSA CORPORATION, a California        STATE OF CALIFORNIA, acting by and through
corporation                                   the STATE LANDS COMMISSION in its capacity
                                              as "Land Bank Trustee" under the Kapiloff
                                              Land Bank Act

By: /s/ Richard M. Ortwein                    By: /s/ Robert C. Hight
Name: Richard M. Ortwein                      Name: Robert C. Hight
Title: President                              Title: Executive Officer
Date:                                         Date:

    The Escrow provided for herein is hereby agreed to and accepted by the undersigned.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Jason A. Young__________________
Name: Jason A. Young____________________
Title: Escrow Officer___________________
Date: __________________________________

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